Dear Fellow Shareholders:

UMH Properties, Inc. (UMH) has now completed four decades of successful operation. We are the twenty-seventh largest owner of manufactured home communities in the nation and one of four publicly-owned REITs specializing in manufactured home communities.

            UMH owns twenty-eight manufactured home communities containing approximately 6,800 home sites. As of December 31, 2007, UMH had outstanding approximately 10,740,000 shares at a market price of $11.77.  This gave our REIT a stock market capitalization of approximately $126 million.

            With the benefit of 40 years of experience, comes an understanding of the housing sector and its cycles. In the US market, there are a certain percentage of households that can afford conventional homeownership. Historically this has been approximately 60-65%. Those that cannot afford a conventional home are limited to the choice of renting an apartment or owning a manufactured home. At least this was the case up until recently. Fueled by low interest rates and loose underwriting standards, homeownership soared to a record high of 70%. As the housing bubble continues its correction, we see that this rate of homeownership was as we predicted, not sustainable. The manufactured housing sector was clearly hurt during the conventional housing boom. Total manufactured home shipments fell to all time lows of under 7% of new housing starts from a historical average of 15%. Now that the conventional home lending environment has returned to more disciplined lending practices, we believe that the manufactured housing sector is poised for a substantial correction. As new borrowers consider their housing options, manufactured housing will once again be viewed as an attractive and affordable housing alternative. We have prepared ourselves to take advantage of the predicted change in the market. The extent of our benefit should become clearer over the next several quarters.

             Following 15 consecutive years of dividend increases, our $1.00 per share annual dividend did not grow in 2007. As stated in last year’s annual report, further dividend increase depends upon a resurgence in demand for manufactured housing. Our Funds from Operations (FFO) was $6.2 million or $0.59 per share. However, there were three factors that we believe to be non-recurring events that had a negative impact on our reported earnings in 2007:

1.

We wrote down approximately $1.0 million in securities held for investment. We plan on holding these securities as long-term investments and believe that the intrinsic value of these holdings is substantially above their current market value.

2.

We realized a loss of $700,000 on our 10 year Treasury futures contracts. With a negative real interest rate currently being offered on the 10 year Treasury note, coupled with what we believe to be mounting inflationary pressures, we feel confident that over time this loss will reverse itself. Because accounting rules require us to realize gains or losses on our futures contracts quarterly, this can create volatility in our reported earnings. It is important that our shareholders understand that our interest rate risk hedging strategy is a part of our long-term risk management plan, and that we have offsetting positions that can benefit from falling 10 year interest rates.

3.

The fair value of our interest rate swaps added approximately $470,000 to our interest expense. Because we plan on holding these loans to maturity, these changes in fair value of our interest rate swaps will net to $0.

            Therefore, backing out these three extraordinary items results in a normalized FFO of $8.4 million or $0.80 per share. While this is still less than our $1.00 per share dividend payout, it is more indicative of our current recurring earnings and more accurately reflects the shortfall that we need to overcome in order to get back on track with our long-term history of dividend growth. UMH’s balance sheet remains strong and therefore we are confident that we have the resources to fund the shortfall in our dividend.

            Occupancy of our manufactured housing communities has declined to 81% from 82% at year end 2006. UMH has approximately 1,300 vacant sites. Because our operating expenses are largely fixed costs, our 1,300 vacant sites provide us with considerable operational leverage. For every 100 basis points of increased occupancy, our funds from operations will rise approximately 250 basis points over normalized FFO.

Shareholders should always consider the value of our properties in assessing our performance.  Under the European accounting system, we would report in our income statement increases in value.  This is called “fair value accounting”.  While income as reported under GAAP has declined, we believe other systems would show improved results. The value of our communities continues to rise. We have made substantial investments in upgrading and expanding our communities. While we do not publish what we believe to be our Net Asset Value (NAV), our current share price is not indicative of our current NAV nor the replacement costs of these high barrier to entry assets.

In addition to UMH, we manage Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA). There are efficiencies in running two REITs.  It has helped us attract and keep a dedicated staff with which I am proud to be associated.  In 2007 UMH increased its ownership in MNRTA to approximately 6.2% of total outstanding shares. This represented a value of $12,046,000 at yearend. There are advantages and disadvantages to combining these two affiliated companies. To date, no decision has been made in this regard. UMH is confident that its investment in MNRTA will prove to be a very profitable one over the long term.

            It continues to be our goal to deliver to our shareholders a total return investment, secured by a safe and growing dividend, coupled with appreciation in the value of our underlying assets.  We have achieved this goal over the past forty years and I remain confident of our prospects to continue to do so in the years ahead.

Very truly yours,

/s/ Eugene W. Landy

Eugene W. Landy

Chairman of the Board